Exhibit 5.2

April 18, 2017

AMC Entertainment Holdings Inc.
 920 Main Street
Kansas City, Missouri  64105

RE:                           Registration Statement Relating to the following:

(a)         $595,000,000 aggregate principal amount of 5.875% Senior Subordinated Notes due 2026 (the “2026 Dollar Exchange Notes”)

(b)         $475,000,000 aggregate principal amount of 6.125% Senior Subordinated Notes due 2027 (the “2027 Dollar Exchange Notes”); and

(b)         £500,000,000 aggregate principal amount of 6.375% Senior Subordinated Notes due 2024 (the “Sterling Exchange Notes”, collectively with the 2026 Dollar Exchange Notes and the 2027 Dollar Exchange Notes, the “Exchange Notes”)

Ladies and Gentlemen:

In connection with the registration by AMC Entertainment Holdings Inc., a Delaware corporation (the “Issuer”) of the Exchange Notes under the Securities Act of 1933, as amended (the “Act”), on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on April 19, 2017 (the “Registration Statement”), you have requested our opinion set forth below with respect to the guarantee (the “Subsidiary Guarantee”) of the Exchange Notes by AMC Card Processing Services, Inc., an Arizona corporation (“AMCCPS”).

The 2026 Dollar Exchange Notes will be issued by the Issuer pursuant to an Indenture dated as of November 8, 2016 (the “2026 Dollar Exchange Notes Indenture”), by and among the Issuer, U.S. Bank National Association, as trustee (the “Trustee”), and AMCCPS and other guarantors.  The 2027 Dollar Exchange Notes will be issued by the Issuer pursuant to an Indenture dated as of March 17, 2017 (the “2027 Dollar Exchange Notes Indenture”), by and among the Issuer, the Trustee, and AMCCPS and other guarantors. The Sterling Exchange Notes will be issued by the Issuer pursuant to an Indenture dated as of November 8, 2016 (the “Initial Sterling Indenture”), as amended by that First Supplemental Indenture dated as of March 17,

2017 (collectively with the Initial Sterling Indenture, the “Sterling Indenture”), by and among the Issuer, the Trustee, and AMCCPS and other guarantors.

The Subsidiary Guarantee of the 2026 Dollar Exchange Notes is evidenced by the 2026 Dollar Exchange Notes Indenture and by a standalone Subsidiary Guarantee executed by AMCCPS and other guarantors (the “2026 Dollar Exchange Notes Separate Subsidiary Guarantee”).  The Subsidiary Guarantee of the 2027 Dollar Exchange Notes is evidenced by the 2027 Dollar Exchange Notes Indenture and by a standalone Subsidiary Guarantee executed by AMCCPS and other guarantors (the “2027 Dollar Exchange Notes Separate Subsidiary Guarantee”).  The Subsidiary Guarantee of the Sterling Exchange Notes is evidenced by the Sterling Indenture and by a standalone Subsidiary Guarantee executed by AMCCPS and other guarantors (the “Sterling Separate Subsidiary Guarantee”, collectively with the 2026 Dollar Exchange Notes Separate Subsidiary Guaranty and the 2027 Dollar Exchange Notes Separate Subsidiary Guaranty, the “Separate Subsidiary Guarantees”).

In our capacity as your Arizona local counsel, we have examined the following documents:

(a)                                 the Indentures, which provide for, among other things, the Subsidiary Guarantee; and

(b)                                 the Separate Subsidiary Guarantees.

We have also reviewed the following documents relating to AMCCPS (collectively, the “Organizational Documents and Materials”):

(i)                                     Certificate of Good Standing of AMCCPS, dated February 27, 2017, issued by the Arizona Corporation Commission;

(ii)                                  Articles of Incorporation of AMCCPS, filed with the Arizona Corporation Commission on October 27, 2004, together with Articles of Merger, filed with the Arizona Corporation Commission on March 29, 2005, all as certified by separate certifications, each dated as of October 31, 2016, from the Arizona Corporation Commission;

(iii)                               Bylaws of AMCCPS, as adopted on October 27, 2004;

(iv)                              Resolutions for AMCCPS, adopted pursuant to an Omnibus Unanimous Written Consent of the Approving Parties of the Companies, dated March 6, 2017;

(v)                                 Secretary’s Certificate, dated as of March 17, 2017, from the secretary of AMCCPS, certifying the continuing accuracy of the items set forth above in this paragraph and of the resolutions adopted by AMCCPS in connection with the Transaction;

(vi)                              Resolutions for AMCCPS, adopted pursuant to an Omnibus Unanimous Written Consent of the Approving Parties of the Companies, dated October 28, 2016;

(vii)                           Secretary’s Certificate, dated as of October 28, 2016, from the secretary of AMCCPS, certifying the continuing accuracy of the items set forth therein and of the resolutions adopted by AMCCPS;

(viii)                        Certificate of Delivery, dated as of October 28, 2016, executed by AMCCPS; and

(ix)                              Certificate of Delivery, dated as of March 17, 2017, executed by AMCCPS (items viii and ix, collectively, the “Certificates of Delivery”).

Further, we have reviewed a separate certification from the Secretary of Issuer, dated as of April 18, 2017, certifying the continuing accuracy of the Organizational Documents and Materials (the “Issuer Certification”).

We also have reviewed such other documents and related matters of law as we have deemed necessary in order to enable us to render the opinions set forth herein.

Subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that:

1.                                      AMCCPS is a corporation validly existing and in good standing under the laws of the State of Arizona.

2.                                      The execution and delivery by AMCCPS of the Indentures and the Separate Subsidiary Guarantees, and the performance by AMCCPS of its obligations thereunder, have been duly authorized by all requisite corporate action on the part of AMCCPS.

3.                                      Based upon the Certificates of Delivery and the Issuer Certification, the Indentures, including the Subsidiary Guarantee provided for therein, and the Separate Subsidiary Guarantees have been duly executed and delivered by AMCCPS.

In rendering the foregoing opinions, we have assumed, without inquiry:  (a) the genuineness of all signatures (including without limitation those of AMCCPS), the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as drafts or copies; and (b) the legal capacity of all natural persons executing any documents.  Further, as to factual matters, we have relied upon the certificates provided to us by AMCCPS and governmental authorities.

This opinion is limited to the matters expressly stated herein and no other opinions are implied by, or are to be inferred from, this letter.  Without limiting the prior sentence, we express no opinion (i) with respect to the Exchange Notes or the Registration Statement, or any amendments thereof, (ii) as to the enforceability of any agreements, including the Exchange

Notes, the Indentures and the Separate Subsidiary Guarantees, or (iii) as to the adequacy of any consideration received by AMCCPS.

The opinions herein are limited to the laws of the State of Arizona; we express no opinion with respect to any matters which may be governed by federal laws or the laws of any other state or jurisdiction.

We consent to your filing this opinion as an exhibit to the Registration Statement, as amended, and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ QUARLES & BRADY LLP
QUARLES & BRADY LLP